Exhibit 99.1

Forrester Announces Cyber Security Incident Involving Forrester.com

CAMBRIDGE, Mass., Oct. 6, 2017 – Forrester Research, Inc. (Nasdaq: FORR) announced today that Forrester.com experienced a cyber security incident this week. To date, Forrester’s investigation has determined that the attack was limited to content made available to Forrester clients through Forrester.com. There is no evidence that client confidential data, financial information or confidential employee data was accessed or exposed as part of the incident.

Preliminary forensic evidence suggests that the hacker was ultimately detected and shut out of the system; remediation steps were taken.

“We recognize that hackers will attack attractive targets – in this case, our research IP. We also understand there is a trade-off between making it easy for our clients to access our research and security measures,” said George Colony, chairman and chief executive of Forrester. “We feel that we have taken a common sense approach to those two priorities; however, we will continuously look at that balance to respond to changing cyber security risk.”

Forrester continues to investigate the incident and has notified the authorities to enable law enforcement to take further action as needed.

About Forrester

Forrester (Nasdaq: FORR) is one of the most influential research and advisory firms in the world. We work with business and technology leaders to develop customer-obsessed strategies that drive growth. Forrester’s unique insights are grounded in annual surveys of more than 675,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data, custom consulting, exclusive executive peer groups, and events, the Forrester experience is about a singular and powerful purpose: to challenge the thinking of our clients to help them lead change in their organizations.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, demand for advisory and consulting services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, Forrester’s ability to develop and offer new products and services, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, Forrester’s ability to realize the anticipated benefits from recent internal reorganizations, the possibility of network disruptions and security breaches, Forrester’s ability to enforce and protect its intellectual property, and possible variations in Forrester’s quarterly operating results. Dividend declarations are at the discretion of Forrester’s board of directors, and plans for future dividends may be revised by the board at any time. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

Contact

Forrester

Jennifer Isabella

Director, Marketing

jisabella@forrester.com

617-613-6132